Issuer Free Writing Prospectus dated May 9, 2024 (U.S.)

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-279271

This free writing prospectus relates to the Registration Statement on Form S-3 (Registration No. 333-279271) (the “Registration Statement”) that Life360, Inc. has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

10 May 2024

Life360 announces S-3 Filing

Life360 Files Registration Statement for Proposed U.S. Initial Public Offering

San Francisco area-based Life360, Inc. (“Life360” or the “Company”) today announced that it has publicly filed an automatically effective registration statement on Form S-3 (Registration No. 333-279271) (including a base prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) relating to a proposed initial public offering of its common stock in the U.S. (the “U.S. IPO”). The number of shares to be offered and the price range for the proposed offering have not yet been determined. Life360 intends to list its common stock on the Nasdaq Global Select Market under the symbol “LIF.”

The U.S. IPO offering will be made only by means of a prospectus supplement and an accompanying prospectus forming a part of the registration statement that will be filed closer in time to the U.S. IPO and will contain further details of the offering. A copy of that prospectus supplement will be filed with the SEC and may be obtained, when available, by visiting the SEC’s website at www.sec.gov.

The Company, with headquarters in the San Francisco area and pre-existing SEC reporting obligations, views a U.S. IPO and increased exposure to U.S. investors as a natural next-step in its growth. The Company’s CHESS Depositary Interests (CDI) (representing underlying shares of common stock on a 3 CDIs-for-1 share of common stock basis) will remain listed on the Australian Securities Exchange. While the timing, number of shares to be issued, and pricing of the U.S. IPO have not yet been determined and are subject to consideration of several different factors and conditions, it is expected that the U.S. IPO would consist of a primary issuance of new Life360 shares, as well as a secondary sale of existing shares in order to reduce dilution for existing stockholders. The Company currently expects the primary raise to be no more than US$100 million.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Though the Company has taken these preparatory steps to facilitate a U.S. IPO, there is no certainty if or when the Company will proceed with a potential U.S. IPO.

Life360, Inc. | ARBN 629 412 942 | 1900 South Norfolk St, Suite 310 San Mateo, CA 94403 | investors.life360.com	1

About Life360

Life360, a family connection and safety company, keeps people close to the ones they love. The category-leading mobile app and Tile tracking devices empower members to stay connected to the people, pets, and things they care about most, with a range of services, including location sharing, safe driver reports, and crash detection with emergency dispatch. Life360 delivers peace of mind and enhances everyday family life in all the moments that matter, big and small.

Contacts

For Australian investor inquiries:	For Australian media inquiries:

Jolanta Masojada, +61 417 261 367	Giles Rafferty, +61 481 467 903
jmasojada@life360.com	grafferty@firstadvisers.com.au

For U.S. investors	For U.S. media inquiries:

investors@life360.com	press@life360.com

Life360’s CDIs are issued in reliance on the exemption from registration contained in Regulation S of the US Securities Act of 1933 (Securities Act) for offers of securities which are made outside the US. Accordingly, the CDIs have not been, and will not be, registered under the Securities Act or the laws of any state or other jurisdiction in the US. As a result of relying on the Regulation S exemption, the CDIs are ‘restricted securities’ under Rule 144 of the Securities Act. This means that you are unable to sell the CDIs into the US or to a US person who is not a QIB for the foreseeable future except in very limited circumstances until after the end of the restricted period, unless the re-sale of the CDIs is registered under the Securities Act or an exemption is available. To enforce the above transfer restrictions, all CDIs issued bear a FOR Financial Product designation on the ASX. This designation restricts any CDIs from being sold on ASX to US persons excluding QIBs. However, you are still able to freely transfer your CDIs on ASX to any person other than a US person who is not a QIB. In addition, hedging transactions with regard to the CDIs may only be conducted in accordance with the Securities Act.

Forward-looking statements

This announcement and the accompanying conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Life360 intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements regarding Life360’s intentions, objectives, plans, expectations, assumptions and beliefs about future events, including Life360’s expectations with respect to a potential initial public offering in the U.S., including that Life360 will file a prospectus supplement to their automatically effective registration statement on Form S-3; whether Life360 will determine that market and other conditions are favorable for a U.S. IPO as well as Life360’s expectations of any changes to the information disclosed herein. The words “anticipate”, “believe”, “expect”, “project”, “predict”, “will”, “forecast”, “estimate”, “likely”, “intend”, “outlook”, “should”, “could”, “may”, “target”, “plan” and other similar expressions can generally be used to identify forward-looking statements. Indications of, and guidance or outlook on, future earnings or financial position or performance are also forward-looking statements. Investors and prospective investors are cautioned not to place undue reliance on these forward-looking statements as they involve inherent risk and uncertainty (both general and specific) and should note that they are provided as a general guide only and should not be relied on as an indication or guarantee of future performance. There is a risk that such predictions, forecasts, projections and other forward-looking statements will not be achieved. Subject to any continuing obligations under applicable law, Life360 does not undertake any obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date of this announcement, to reflect any change in expectations in relation to any forward-looking statements or any change in events, conditions or circumstances on which any such statements are based.

Note: The financial information in this announcement may not add or recalculate due to rounding. All references to $ are to U.S.dollar.	2
Life360, Inc. | ARBN 629 412 942 | 1900 South Norfolk St, Suite 310 San Mateo, CA 94403 | investors.life360.com

Although Life360 believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, Life360 can give no assurance that such expectations and assumptions will prove to be correct and, actual results may vary in a materially positive or negative manner. Forward-looking statements are subject to known and unknown risks, uncertainty, assumptions and contingencies, many of which are outside Life360’s control, and are based on estimates and assumptions that are subject to change and may cause actual results, performance or achievements to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include risks related to Life360’s business, market risks, Life360’s need for additional capital, and the risk that Life360’s products and services may not perform as expected, as described in greater detail under the heading “Risk Factors” in Life360’s ASX and SEC filings, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2024 and other reports filed with the SEC. To the maximum extent permitted by law, responsibility for the accuracy or completeness of any forward-looking statements whether as a result of new information, future events or results or otherwise is disclaimed. This announcement should not be relied upon as a recommendation or forecast by Life360. Nothing contained in this document nor any information made available to you is, or shall be relied upon as, a promise, representation, warranty or guarantee as to the past, present or the future performance of Life360.

The Company has filed a registration statement (including a prospectus) with the SEC relating to the offering of its securities to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering of its securities. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Note: The financial information in this announcement may not add or recalculate due to rounding. All references to $ are to U.S.dollar.	3
Life360, Inc. | ARBN 629 412 942 | 1900 South Norfolk St, Suite 310 San Mateo, CA 94403 | investors.life360.com